Exhibit 99.13
EXECUTION COPY
PREFERRED STOCK PURCHASE AGREEMENT
     PREFERRED STOCK PURCHASE AGREEMENT, dated as of August 4 , 2010 (this “Agreement”), between HSBC BANK plc, a company incorporated in England and Wales (the “Investor”), and LIBERTY ACQUISITION HOLDINGS CORP., a Delaware corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Company, Liberty Acquisition Holdings Virginia, Inc. (“Liberty Virginia”) and Promotora de Informaciones, S.A., a Spanish sociedad anónima (“Prisa”), have entered into that certain Business Combination Agreement, dated March 5, 2010 (as amended through May 7, 2010, the “Business Combination Agreement”);
     WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, Prisa filed, on May 7, 2010, with the United States Securities and Exchange Commission a Registration Statement on Form F-4 which includes the Proxy Statement of the Company (as such Registration Statement may be amended and mailed to the holders of Liberty Common Stock and Liberty Warrants, the “Registration Statement and Proxy”) relating to, among other things, the approval by the Company’s stockholders and warrantholders of the transactions contemplated by the Business Combination Agreement, including the proposed exchange (the “Share Exchange”) of shares of Liberty Common Stock, Preferred Stock (as defined herein) and Liberty Warrants for newly issued Prisa American Depositary Shares (the “Prisa Exchange Securities”) and other consideration; and
     WHEREAS, in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement (as defined herein), the Company has determined, with the requisite consent of Prisa, to, among other things, (i) create a new series of preferred stock to be designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”) with an aggregate stated value of $50.0 million to be issued in the amounts shown on Annex A to this Agreement to the Sponsors (the “Series A Participants”), (ii) create a new series of preferred stock to be designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) with an aggregate stated value of $300.0 million to be issued in the amounts shown on Annex A to this Agreement to the Investor and an unrelated third party investor (the “Series B Participants”), (iii) create a new series of preferred stock to be designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”) with an aggregate stated value of $10.00 to be issued in the amounts shown on Annex A to this Agreement to an unrelated third party investor (the “Series C Participant”), (iv) create a new series of preferred stock to be designated as the “Series D Preferred Stock” (the “Series D Preferred Stock”) with an aggregate stated value of $50.0 million to be issued in the amounts shown on Annex A to this Agreement to an unrelated third party investor (the “Series D Participant”), and, if necessary, (v) create an additional new series of preferred stock to be designated as the “Series E Preferred Stock” (the “Series E Preferred Stock”, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”)

with the Series E Preferred Stock having a maximum, aggregate stated value of $100.0 million, to be issued to one or more unrelated third party investors (the “Series E Participants”, and together with the Series A Participants, the Series B Participants, the Series C Participant and the Series D Participant, the “Participants”), and (vi) issue to the Investor 150,000 shares of Series B Preferred Stock (such shares to be issued to the Investor being herein referred to as the “Shares”), and (vii) amend the Business Combination Agreement as described herein to provide, among other things, that the transactions contemplated by the Amended and Restated Business Combination Agreement will include the Share Exchange; and
     WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Amended and Restated Business Combination Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SECURITIES
     1.1 Issuance of Shares/Acknowledgements.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and deliver to the Investor on the Investment Closing Date, 150,000 shares of Series B Preferred Stock at a purchase price of $1,000 per share ($150 million in the aggregate, the “Purchase Price”). The “Investment Closing Date” means the New York business day ten (10) New York business days prior to the Liberty Stockholder Meeting (or such other time upon which the Company and the Investor shall mutually agree).
          (b) The closing of the purchase and sale of the Shares described in Section 1.1(a) (the “Investment Closing”) shall be held at the offices of Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, New York, NY 10166, on the Investment Closing Date (or at such other place upon which the Company and the Investor shall mutually agree). At the Investment Closing, the Company shall deliver to the Investor a certificate or certificates, registered in the name of the Investor (or its designee), representing the Shares, and the Investor shall pay the Purchase Price therefor to the Company by wire transfer to an interest bearing escrow account (the “Escrow Account”) to be established by the Company at Citibank, N.A. (the “Escrow Agent”) pursuant to an escrow agreement in form mutually agreeable to the Investor, the Company and the Escrow Agent (the “Escrow Agreement”), such Escrow Account to be used solely to fund payments to holders of Liberty Common Stock that make the Cash Election or for payments to the Participants upon redemption or exchange of the Preferred Stock, as provided herein.
          (c) The parties hereto acknowledge and agree that:

               (i) the Series A Preferred Stock will have the rights, privileges and restrictions set forth in the Certificate of Designations of the Series A Preferred Stock attached hereto as Exhibit A-1;
               (ii) the Series B Preferred Stock will have the rights, privileges and restrictions set forth in the Certificate of Designations of the Series B Preferred Stock attached hereto as Exhibit A-2;
               (iii) the Series C Preferred Stock will have the rights, privileges and restrictions set forth in the Certificate of Designations of the Series C Preferred Stock attached hereto as Exhibit A-3;
               (iv) the Series D Preferred Stock, will have the rights, privileges and restrictions set forth in the Certificate of Designations of the Series D Preferred Stock attached hereto as Exhibit A-4;
               (v) the Series E Preferred Stock, if issued, will have the rights, privileges and restrictions set forth in the Certificate of Designations of the Series D Preferred Stock attached hereto as Exhibit A-5;
               (vi) on the date hereof, the Company will enter into the Amended and Restated Business Combination Agreement, in the form attached hereto as Exhibit B (as so amended and restated, the “Amended and Restated Business Combination Agreement”);
               (vii) all of the consideration to be issued to the Participants in connection with the Reorganization shall be described in the Amended and Restated Business Combination Agreement;
               (viii) the Investor hereby acknowledges receipt of the Registration Statement and Proxy attached hereto as Exhibit C, the Form 8-K and press release attached hereto as Exhibit D, the Certificate of Designations of each series of Preferred Stock, and the Amended and Restated Business Combination Agreement. The Investor acknowledges that neither the Company, Prisa nor any of their representatives or affiliates, has made any representation, express, or implied, to the Investor with respect to the Company or Prisa, the Shares or Prisa Exchange Securities or the accuracy, completeness or adequacy of any financial or other information concerning the Company or Prisa, the Shares or Prisa Exchange Securities, other than as set forth herein. The Investor has such information concerning the Company, Prisa, the Shares and the Prisa Exchange Securities as it has deemed necessary to make an investment decision and has made its own assessment concerning the relevant tax, legal and other economic considerations relevant to its investment;
               (ix) the Investor’s obligation to purchase the Shares at the Investment Closing is subject to the conditions precedent that (A) the Certificates of Designations described above shall have been filed with the Secretary of State of the State of Delaware in the form attached, (B) each other Participant shall be consummating the purchase of Preferred Stock in the amounts shown on Annex A to this Agreement on, or prior to, the Investment Closing Date, and (C) Prisa and the Investor shall have agreed, in writing, to Registration Rights Arrangements (as defined herein);

               (x) if the Share Exchange is consummated, the Investor shall be entitled to receive the Per Share Series B Consideration as set forth in the Amended and Restated Business Combination Agreement; and
               (xi) this Agreement is being entered into, and the transactions contemplated hereby are being consummated, in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Investor as follows, on and as of the date of this Agreement and the Investment Closing Date:
     2.1 Organization; Good Standing; Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations requires such qualification or registration.
     2.2 Authority; Approvals; No Violation.
          (a) The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Investor) constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the terms or provisions hereof will (i) violate any provision of the Company’s Organizational Documents or (ii) (A) violate any Law or Order applicable to the Company or any of its Assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation or require consent or give rise to a right of first refusal under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which it or any of its Assets may be bound or affected.
          (c) The Board of Directors of the Company has duly adopted the resolutions necessary to authorize (i) the creation of the Preferred Stock, (ii) the filing of the Certificates of Designations relating thereto and (iii) the issuance of the shares of Preferred Stock contemplated by this Agreement.

     2.3 Consents and Approvals. Except for (i) the filing by the Company with the SEC of a Current Report on Form 8-K no later than four (4) SEC business days following the date of this Agreement, (ii) the filing by the Company with the Secretary of State of the State of Delaware of the Certificates of Designations relating to each series of Preferred Stock, and (iii) the filing by the Company with the Secretary of State of the State of Virginia of amended and restated Articles of Incorporation of Liberty Virginia including the terms of the Preferred Stock, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof or thereof.
     2.4 Capitalization; Valid Issuance of the Shares. Except for the issuances of the Preferred Stock to the Participants, the capitalization of the Company, as of the date of this Agreement, is as set forth in the Registration Statement and Proxy, as it was filed with the SEC on May 7, 2010. The Shares are duly authorized, and when issued, paid for by and delivered to the Investor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The powers, designations, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, as set forth in the respective Certificates of Designations, are permitted by the Delaware General Corporation Law and the Virginia Stock Corporation Act.
     2.5 SEC Reports and Financial Statements
          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC since the IPO (collectively, the “Company SEC Reports”). As of their respective dates, with respect to the Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to the Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports (i) complied, or with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and (ii) did not, or with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (b) Each of the balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the financial position of the Company as of its date, and each of the statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (collectively, the “Company Financial Statements”) fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with U.S. GAAP, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

Each of the Company Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
          (c) The Company has no Liabilities that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with U.S. GAAP, except for (i) Liabilities that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 31, 2009, (ii) Liabilities arising in the ordinary course of business (including trade indebtedness) since December 31, 2009 and (iii) Liabilities which would not have a Material Adverse Effect on the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     The Investor represents and warrants to the Company as follows, on and as of the date of this Agreement and the Investment Closing Date:
     3.1 Organization; Good Standing; Qualification. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations requires such qualification or registration.
     3.2 Authority; Approvals; No Violation.
          (a) The Investor has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Investor and (assuming due authorization, execution and delivery by the Company) constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
          (b) Except for any filing or disclosures that may be required by the Investor in respect of the transactions contemplated by this Agreement (i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) in Spain with the CNMV pursuant to the Spanish Securities Act 24/1988, of July 28 (as amended) or any ancillary regulations thereof, neither the execution and delivery by the Investor of this Agreement nor the consummation by the Investor of the transactions contemplated hereby, nor compliance by the Investor with any of the terms or provisions hereof will (i) violate any provision of the Investor’s Organizational Documents or (ii) (A) violate any Law or Order applicable to the Investor or any of its Assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation or require consent or give rise to a right of first refusal under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets of the Investor under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party, or by which it or any of its Assets may be bound or affected, as a result of which the Investor could reasonably be expected to be unable to consummate the transactions contemplated by this Agreement.
     3.3 Ownership of Liberty Securities; No Voting Agreements. As of the date of this Agreement, (i) the Investor and its affiliates do not beneficially own or have an interest in any shares of Liberty Common Stock or any Liberty Warrants; (ii) neither the Investor nor any of its affiliates has any short positions in the Liberty Common Stock or the Liberty Warrants; (iii) the Investor and its affiliates hold for their own accounts 33,000 Prisa Ordinary Shares; and (iv) neither the Investor nor any of its affiliates has any short positions in the Prisa Ordinary Shares. The Investor has not entered into any arrangement or agreement with any Person with respect to any vote of Liberty Common Stock or Liberty Warrants at any time, except as described in this Agreement.
     3.4 No Pre-Existing Arrangements. Other than as previously disclosed to the Company, the Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Prisa Exchange Securities, any shares of Liberty Common Stock or Liberty Warrants.
     3.5 Information. The Investor acknowledges that (i) it can bear the economic risk, including complete loss, of its investment in the Preferred Stock and Prisa Exchange Securities, and (ii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Preferred Stock and Prisa Exchange Securities.
     3.6 Accredited Investor. The Investor is an “Accredited Investor,” as such term is defined in Rule 501(a) under the Securities Act (without reliance on Rule 501(a)(4) thereof). The Shares acquired by the Investor pursuant to this Agreement are being acquired for Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws.
     3.7 No Registration; Other Acknowledgements. The Investor hereby acknowledges and agrees as follows:
          (a) The Investor understands that the Shares are not registered under the Securities Act and are only transferable with the consent of the Company, and as such, the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Shares or an available exemption from registration under the Securities Act, the Shares must be held for so long as is required by the Securities Act and the rules and regulations thereunder. To the extent applicable, the Investor understands and agrees that the certificate or any other document evidencing any of the Shares shall be endorsed with a legend to the foregoing effect.

          (b) The Shares, when issued and delivered in accordance with the terms of this Agreement, will not, except as otherwise provided by the terms of the Certificate of Designations relating to such Shares, be entitled to (i) redemption rights in connection with the transactions contemplated by the Amended and Restated Business Combination Agreement (or any other Business Combination) or (ii) participate in any liquidating distribution if the Company fails to consummate the transactions contemplated by the Amended and Restated Business Combination Agreement.
     3.8 Investigation; Consequences of Laws. The Investor hereby acknowledges and agrees as follows:
          (a) The Investor made its own independent investigation and appraisal of the business, results, financial condition, prospects, creditworthiness, status and affairs of the Company and Prisa and has made its own investment decision to acquire the Shares with the knowledge they may be converted into Prisa Exchange Securities. The Investor is aware and understands that an investment in the Shares and Prisa Exchange Securities involves a considerable degree of risk and no United States federal or state or non-US agency has made any finding or determination as to the fairness for investment or any recommendation or endorsement of any such investment.
          (b) The Investor understands that there may be certain consequences under United States and other tax laws resulting from an investment in the Shares and receipt of, and investment in, Prisa Exchange Securities, and it has made such investigation and consulted its own independent advisers or otherwise with respect thereto.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Investor Transfer Restrictions with Respect to Preferred Exchange Shares.
          (a) Until the date that is forty-five (45) days following the date of the closing of the Share Exchange, the Investor shall not, except as previously disclosed, without the prior written consent of the Company:
               (i) offer, issue, pledge, lend, sell or contract to sell, issue options in respect of or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Prisa Exchange Securities issued in exchange for the Shares (the “Preferred Exchange Shares”)(or any interest therein or in respect thereof) or any other securities convertible into or exchangeable or exercisable for such Preferred Exchange Shares; or
               (ii) enter into any swap or any other agreements or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Preferred Exchange Shares, whether any such swap transaction is to be settled by delivery of Preferred Exchange Shares or other securities, in cash or otherwise, or agree to do, any of the foregoing. For the avoidance of doubt, the limitations in this Section 4.1(a) shall not apply to any securities of the Company or Prisa owned or acquired by the Investor, other than the Preferred Exchange Shares.

          (b) The Investor shall not make any sale, transfer or other disposition of Prisa Exchange Securities (or the underlying Prisa Class A Ordinary Shares or Prisa Convertible Non-Voting Shares) in violation of the Securities Act or the Rules and Regulations promulgated thereunder. The Investor understands and agrees that this clause 4.1(b) shall apply to all securities of Prisa that are deemed to be beneficially owned by the Investor pursuant to applicable federal securities laws.
     4.2 Waiver of Claims Against the Trust Account. The Investor has read the Company’s Prospectus, dated December 6, 2007 (“Prospectus”) and understands that the Company has established the Trust Account (initially in an amount of $1,016,702,500) for the benefit of its public stockholders and that it may disburse monies from the Trust Account only as set forth in the Prospectus. The Investor agrees that it does not have any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Fund (other than with respect to its liquidation or redemption rights as a holder of Liberty Common Stock) and waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company (including this Agreement) and will not seek recourse against the Trust Account for any reason whatsoever (other than with respect to its liquidation or redemption rights as a holder of Liberty Common Stock).
     4.3 Compliance with Laws; Further Assurances. Each of the parties hereby agrees that it shall comply with all applicable Laws. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement, including the delivery to the Company, as soon as practicable, of all material information reasonably required for the completion of the Registration Statement and Proxy and prompt notification of the Company if any such information becomes materially untrue or inaccurate.
     4.4 Disclosure of Material Non-Public Information Provided to the Investor. To the extent that the Company shall have provided the Investor with any material non-public information concerning the transactions contemplated by the Amended and Restated Business Combination Agreement on or prior to the date hereof, such information shall be disclosed in the Form F-4 at the time of the amended filing with the SEC and in the Registration Statement and Proxy.
     4.5 Disclosure. The Form 8-K to be filed by the Company following the execution of this Agreement and the press release announcing, among other things, the execution of this Agreement, shall contain disclosure regarding the Investor and this Agreement substantially in the form attached to this Agreement as Exhibit D. The Company is not aware of any material non-public information about the Company or Prisa, which has been provided to the Investor, which will not be included in the aforesaid Form 8-K. The Company shall use reasonable commercial efforts to obtain from Prisa prior to the filing thereof, and supply to the Investor, a copy of the “hecho relevante” to be filed by Prisa following the execution of this Agreement. Prior to making any other disclosure identifying the Investor or relating to or describing this Agreement or the purchase by the Investor of the Shares, the Company shall provide the Investor with a draft of such disclosure and a reasonable opportunity to comment on such disclosure.

     4.6 Prisa Shareholders’ Resolutions. Immediately following receipt of the draft resolutions for the Prisa’s shareholders’ general meeting regarding the issuance of Prisa Class B Convertible Non-Voting Shares, the Company shall provide the Investor with a copy of such draft resolutions. The Company shall include in its comments to such draft resolutions provided to Prisa all reasonable comments the Investor may make to such draft resolutions for purposes of protecting any rights of the holders of such securities set forth in Schedule I and Exhibit G of the Business Combination Agreement as well as under applicable Spanish corporate law.
     4.7 Registration Rights Arrangements. The Investor will promptly enter into good faith negotiations with Prisa in order to reach a mutually acceptable agreement providing for Prisa to maintain, at its own expense, and subject to agreed limitations, an effective registration statement on Form F-4 or F-1 for a period of one year after the consummation of the Share Exchange with respect to the resale to the public of the Prisa Exchange Securities held by the Investor, but only for so long as Investor reasonably determines, based on advice of outside counsel, that such registration is necessary in order for such resales to be conducted lawfully (the “Registration Rights Arrangements”).
     4.8 Restriction on Sale of Preferred Stock. The Company shall not take any action which would give rise to a termination right pursuant to Section 5.2(b)(iv) of this Agreement.
ARTICLE V
GENERAL PROVISIONS
     5.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing or termination of this Agreement.
     5.2 Termination. The Investor shall have the right to terminate this Agreement by giving written notice to the Company in the following circumstances (provided, however, that the Investor shall not have the right to terminate this Agreement if any of the following circumstances occur or fail to occur as a result of the breach of the terms hereof by the Investor):
          (a) If the Investment Closing has not occurred on or before November 15, 2010, or if the Closing has not occurred on or before December 6, 2010, in each case, at any time after such date, with or without cause; or
          (b) in case any of the following circumstances occur:
               (i) termination of the Amended and Restated Business Combination Agreement;
               (ii) any (x) Order or other legal restraint or prohibition making the transactions contemplated by this Agreement illegal or otherwise preventing the consummation of the transactions contemplated by this Agreement shall be in effect or Action therefor shall have been commenced by a Governmental Entity or (y) statute, rule, regulation, Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the transactions contemplated by this Agreement;

               (iii) any (w) amendment is made to the Amended and Restated Business Combination Agreement (other than Amendment No. 1 thereto as set forth in Schedule III thereof (“Amendment No. 1”)), (x) waiver is given by the Company under the Amended and Restated Business Combination Agreement, in either case, without the prior written consent of the Investor and which (A) directly or indirectly, decreases the Per Share Series B Consideration, in absolute terms or relative to the Liberty Common Stock, the Per Share Series A Consideration, the Per Share Series C Consideration, the Per Share Series D Consideration or the Per Share Series E Consideration or (B) otherwise materially and adversely affects the Investor, (y) amendment is made to the Escrow Agreement without the consent of the Investor or (z) amendment is made to section 2.4, 2.7 or 3.5 of the Amended and Restated Business Combination Agreement (other than Amendment No. 1) without the consent of the Investor, which amendment adversely affects the Investor;
               (iv) (y) any Person other than the Company, the Participants shown on Annex A or purchasers of Series E Preferred Stock in connection with Amendment No. 1, shall have entered into an agreement to purchase, or shall have purchased from the Company or the Sponsors, Preferred Stock or any other security of Liberty, or (z) the terms of the purchase agreement and any related agreement pursuant to which any other Person purchases Preferred Stock shall have been (or shall have been amended to become) more favorable to such Person than the terms of this Agreement are to the Investor, in each case, without the prior written consent of the Investor;
               (v) the Company shall declare or pay any dividend or distribution of any kind with a record date prior to the second day after the Liberty Stockholder Meeting;
               (vi) the Liberty Stockholder Approval or the Liberty Warrantholder Approval is not obtained at the Liberty Stockholder Meeting; or
               (vii) the Form F-4, at any time from and after the date the Registration Statement and Proxy is mailed to holders of Liberty Common Stock and Liberty Warrants, shall fail to be effective for the registration of the resale by the Investor of any and all Prisa Exchange Securities held by the Investor following the Share Exchange.
     5.3 Effects of Termination.
          (a) In the event of termination of this Agreement by the Investor as provided in Section 5.2 prior to the occurrence of the Investment Closing, this Agreement (other than this Section 5.3 and the agreements contained in Section 4.2) shall be of no further force and effect and no party shall have any obligation to the other party hereunder.
          (b) In the event of termination of this Agreement by the Investor as provided in Section 5.2 after the occurrence of the Investment Closing:
               (i) the Company shall, promptly, but in no event more than five (5) New York business days following the termination of this Agreement, redeem the Shares by paying the Investor (A) the Stated Value of the Shares (as defined in the Certificates of Designations relating to the Shares) plus (B) a pro rata amount of the monies remaining in the

Escrow Account after payment of the Stated Value on all shares of outstanding Preferred Stock, following which payment the Shares shall be cancelled; and
               (ii) this Agreement (other than this Section 5.3 and the agreements contained in Sections 4.2) shall be of no further force and effect and no party shall have any obligation to the other party hereunder.
     5.4 Delay or Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.
     5.5 No Partnership or Joint Venture. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties or Participants, constitute any party the agent of another party or Participant, nor authorize any party to make or enter into any commitments for or on behalf of any other party or Participant.
     5.6 Further Assurance. At its own expense, each party shall and shall use all reasonable endeavors to procure that any necessary third party shall promptly execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.
     5.7 Time of the Essence. Time shall be of the essence in respect of any dates, times and periods specified in this Agreement and in respect of any dates, times and periods which may be substituted for them in accordance with this Agreement, or by agreement in writing between the parties. Time shall not be of the essence in respect of any other obligation in this Agreement.
     5.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     5.9 Expenses. All fees and other expenses incurred hereunder shall be paid by the party incurring such expense.
     5.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery to the party to be notified; (ii) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (a) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 5.10 or (b) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 5.10; or (iii) when delivered by an express courier (with confirmation of delivery); in each case to the party to be notified at the following address (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company to:
Liberty Acquisition Holdings Corp.
1114 Avenue of the Americas
41st Floor
New York, NY 10036
Facsimile No.: +1 (212) 207-8784
Attention: James Hauslein, Director
Email: jim@hauslein.com
          With a copy to:
Greenberg Traurig
401 E. Las Olas Boulevard
Suite 2000
Ft. Lauderdale, FL 33301
Facsimile No.: +1 (954) 765-1477
Attention: Donn Beloff, Esq.
Email: beloffd@gtlaw.com
          (b)  if to Investor, to:
HSBC Bank plc
8 Canada Square
London E14 5HQ
Facsimile No.: +44 (0)207 991 4426
Attention: Alexander Paul
Email: alexander.paul@hsbcib.com
          With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile No.: +1 (212) 225-3999
Attention: William A. Groll and Neil Q, Whoriskey
E-mail: wgroll@cgsh.com and nwhoriskey@cgsh.com
     5.11 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. References to “$” refer to U.S. Dollars.

     5.12 Counterparts. This Agreement may be executed in counterparts, and by facsimile or portable document format (pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     5.13 Entire Agreement; Severability.
          (a) This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this clause shall limit or exclude any liability for fraud.
          (b) If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     5.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.
     5.15 Jurisdiction. Each of the Investor and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Federal court (or, if jurisdiction is unavailable in such Federal court, a state court of competent jurisdiction) sitting in the State of New York, and each of the Investor and the Company hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than Federal court (or, if jurisdiction is unavailable in such Federal court, a state court of competent jurisdiction) sitting in the State of New York. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 5.10. Each of the Investor and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.15, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by Applicable Law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     5.16 Assignment
          (a) This Agreement is personal to the parties and no party shall assign, transfer, mortgage, charge, subcontract, declare a trust of or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other party, except for transfers to affiliates (as defined under Rule 144 of the Securities Act of 1933, as amended) of the Investor upon notice to the Company.
          (b) Each party confirms it is acting on its own behalf and not for the benefit of any other Person. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     5.17 Third Party Rights. A person who is not a party to this Agreement shall have no right to enforce the terms of this Agreement. Nothing in this Agreement shall restrict the rights of the parties hereto to amend, vary or waive any of the terms of this Agreement, and accordingly, they may do so in their sole discretion.
     5.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that remedies at law may be inadequate to protect against a breach of the obligations under this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY: LIBERTY ACQUISITION HOLDINGS CORP.
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

[Signature Page to Preferred Stock Purchase Agreement]

INVESTOR: HSBC BANK plc
By:	/s/ Kevin Adeson
	Name:	Kevin M. Adeson
Title:

[Signature Page to Preferred Stock Purchase Agreement]

Exhibit A-1
Series A Certificate of Designations

Exhibit A-2
Series B Certificate of Designations

Exhibit A-3
Series C Certificate of Designations

Exhibit A-4
Series D Certificate of Designation

2

Exhibit A-5
Series E Certificate of Designation

3

Exhibit B
Form of Amended and Restated Business Combination Agreement

Exhibit C
Registration Statement and Proxy
[Previously Provided]

Exhibit D
Form 8-K and Joint Press Release

Annex A
Participants

Class	Investor	Amount
Series A	Berggruen Acquisition Holdings Ltd	$25 million
Series A	Marlin Equities II, LLC	$25 million
Series B	Tyrus Capital Event Master Fund Ltd.	$150 million
Series B	HSBC Bank plc	$150 million
Series C	Tyrus Capital Event Master Fund Ltd.	$10
Series D	Centaurus Capital	$50 million